Exhibit 23.1

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ARC Group Acquisition I Corp (formerly known as D. Boral ARC Acquisition II Corp.) on Amendment No. 1 to Form S-1 of our report dated June 27, 2025 (except for Note 5, Note 7 and Note 9 as to which the date is December 10, 2025), with respect to our audit of the financial statements of ARC Group Acquisition I Corp as of May 31, 2025 and for the period from May 27, 2025 (inception date) through May 31, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

December 10, 2025